EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

KIDZ AI Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class B Common Stock, $0.0001 par value(1)	457(c)	151,112,186	1.01	152,623,307.86	0.00013810	21,077.27
	Total Offering Amounts					$152,623,307.86		$21,077.27
	Total Fees Previously Paid							—
	Net Fee Due							$21,077.27

(1)

Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.